Exhibit 99

CyberOptics Reports Second Quarter Results

Minneapolis, MN—July 24, 2019—CyberOptics Corporation (Nasdaq: CYBE) today reported sales of $15.0 million for the second quarter of 2019 ended June 30, down 5% from $15.9 million in the second quarter of 2018. Second quarter earnings totaled $464,000 or $0.06 per diluted share, compared to earnings of $740,000 or $0.10 per diluted share in last year’s second quarter.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “As we reported on July 2, 2019, CyberOptics’ second quarter operating results were affected by the cyclical, industry-wide slowdown in demand for surface mount technology (SMT) and semiconductor capital equipment as well as the uncertainty surrounding the global trade environment. We expect sluggish market conditions to persist during the second half of 2019. Despite near-term headwinds, investment in research and development will continue as we further strengthen CyberOptics ability to capitalize on strong growth opportunities for our 3D multi-reflection suppression (MRS)-enabled sensors and systems, and WaferSense products. Our confidence in CyberOptics’ future is undiminished.”

Sales of sensors, inspection and metrology systems based on 3D MRS technology totaled $6.0 million in the second quarter of 2019, up 38% from $4.3 million in the year-earlier period. These products together with our semiconductor sensors, primarily consisting of our WaferSense products, accounted for 60% of total second quarter revenue, up from 52% in the year-earlier period.

Sales of inspection and metrology systems increased 49% year-over-year in the second quarter of 2019 to $9.9 million, paced by a 75% increase in year-over-year sales of SQ3000 3D automated optical inspection (AOI) systems to $4.6 million. The competitive advantages of its 3D MRS technology have strongly positioned CyberOptics in the growing market for 3D inspection. CyberOptics received customer acceptances totaling $1.1 million in the second quarter for MX600 memory module inspection systems. Sales of inspection and metrology systems are forecasted to decline in the third quarter of 2019 on both a sequential and year-over-year basis.

Sales of high-precision 3D and 2D sensors fell 62% year-over-year in the second quarter of 2019 to $2.0 million, with sales of 3D MRS-enabled sensors down 30% year-over-year to $1.1 million. Although sensor sales are forecasted to rebound modestly in the third quarter of 2019 on a sequential basis, soft market conditions are expected to persist, resulting in lower year-over-year sales.

Sales of semiconductor sensors fell 21% year-over-year in the second quarter of 2019 to $3.1 million. Sales of semiconductor sensors are forecasted to be flat to down slightly in the third quarter of 2019 on both a sequential and year-over-year basis.

CyberOptics’ MRS based NanoResolution sensor for semiconductor wafer level and advanced packaging inspection and metrology applications recently won the 2019 Best of the West award at the SEMICON West trade show earlier in July. Two OEM customers have adopted the NanoResolution sensor for their 3D advanced packaging inspection and metrology systems. Interest in the NanoResolution sensor was high at the SEMICON West trade show, and many potential customers are evaluating this product, given its high resolution and industry-best inspection speeds. CyberOptics believes inspection and metrology for semiconductor wafer level and advanced packaging applications represent compelling long-term growth opportunities.

CyberOptics ended the second quarter of 2019 with an order backlog of $13.0 million, up from $11.6 million at the end of the first quarter. The June 30, 2019 backlog includes a large order for 3D MRS sensors from an existing OEM which are primarily scheduled for delivery in periods after 2019. As previously announced on July 2, 2019, the company is forecasting sales of $12.0 to $13.5 million for the third quarter of 2019 ending September 30.

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high-precision 3D sensing technology solutions. CyberOptics’ sensors are used in SMT, semiconductor and metrology markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the Company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the timing of orders and shipments of our products, particularly our 3D MRS-enabled AOI systems; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics and semiconductor markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; the market acceptance of our SQ3000 3D CMM system, products for semiconductor advanced packaging inspection and metrology and CyberGage360 product; costly and time consuming litigation with third parties related to intellectual property infringement; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763-542-5000

Carla Furanna, Head of Global Marketing

952-820-5837

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access the live call by dialing toll-free 800-458-4121 prior to the start of the call and providing the conference ID: 2252222. A webcast of the live conference call, which will be archived for 30 days, can be heard by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. A replay of the call, available one hour after the call, can be accessed by dialing 888-203-1112 and providing conference ID: 2252222. The replay will be available for 30 days.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$15,044	$15,854	$30,020	$29,974
Cost of revenue	8,455	8,590	16,405	16,491
Gross margin	6,589	7,264	13,615	13,483
Research and development expenses	2,249	2,243	4,542	4,423
Selling, general and administrative expenses	3,761	4,146	7,924	8,503
Income from operations	579	875	1,149	557
Interest income and other	77	95	136	157
Income before income taxes	656	970	1,285	714
Provision for income taxes	192	230	326	147
Net income	$464	$740	$959	$567
Net income per share - Basic	$0.07	$0.11	$0.14	$0.08
Net income per share - Diluted	$0.06	$0.10	$0.13	$0.08
Weighted average shares outstanding - Basic	7,106	7,010	7,103	6,998
Weighted average shares outstanding - Diluted	7,296	7,242	7,309	7,114

Condensed Consolidated Balance Sheets

	June 30, 2019
	(Unaudited)	Dec. 31, 2018
Assets
Cash and cash equivalents	$9,664	$9,248
Marketable securities	8,245	5,771
Accounts receivable, net	15,553	15,859
Inventories	17,563	16,163
Other current assets	1,437	2,096
Total current assets	52,462	49,137

Marketable securities	7,893	10,322
Intangibles and goodwill, net	1,676	1,699
Fixed assets, net	3,778	2,861
Right-of-use assets (operating leases)	2,105	-
Other assets	252	259
Deferred tax assets	5,189	5,422
Total assets	$73,355	$69,700

Liabilities and Stockholders’ Equity
Accounts payable	$7,670	$8,513
Accrued expenses	3,695	4,204
Current operating lease liabilities	410	-
Total current liabilities	11,775	12,717

Other liabilities	256	772
Long-term operating lease liabilities	3,397	-
Total liabilities	15,428	13,489

Total stockholders’ equity	57,927	56,211
Total liabilities and stockholders’ equity	$73,355	$69,700